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                                                                     EXHIBIT 2.2

                                  JUNE 26, 2003

                             PLAN OF REORGANIZATION

                             -- FUNDING GROUP PLAN--

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                                  INTRODUCTION

         Organogenesis Inc., a Delaware corporation, hereby proposes this Plan for the Debtor pursuant to Section 1121(a) of the Bankruptcy Code. The Disclosure Statement that accompanies this Plan discusses the Debtor's history, businesses, assets, and results of operations, and contains a summary and discussion of this Plan. Holders of Claims and Interests and parties to executory contracts and unexpired leases are encouraged to read the Disclosure Statement. No solicitation materials other than the Disclosure Statement and related materials transmitted therewith have been authorized by the Bankruptcy Court for use in soliciting acceptances or rejections of this Plan. To the extent there may be any inconsistency between the Plan and the Disclosure Statement, the Plan shall control.

                          I. DEFINITIONS & CONSTRUCTION

A.       DEFINITIONS

         As used herein, the following terms have the respective meanings specified below, subject to the rules of construction set forth in Section I.B hereof:

     - "ADMINISTRATIVE EXPENSE CLAIM" means any cost or expense of administration of the Chapter 11 Case allowable under Section 330, 331, 503(b), or 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary post-petition expenses of preserving the estate of the Debtor, including any fees and expenses payable under the DIP Financing Agreement including, without limitation, any fees and expenses incurred by Novartis in connection with conversion of the DIP Financing Agreement to the Term Loan, which fees and expenses shall be paid on the Effective Date without the requirement of a court order, but with any dispute with respect thereto to be resolved by the Court, any actual and necessary post-petition expenses of operating the business of the Debtor in Possession, all compensation or reimbursement of expenses to the extent allowable by the Bankruptcy Court under
Section 330, 331, or 503 of the Bankruptcy Code, tort, product liability or personal injury claims arising from acts or omissions occurring after the Petition Date.

     - "AGGREGATE GENERAL UNSECURED CREDITOR DIVIDEND" has the meaning set forth in Section II.D.2(b)(1) of the Plan.

     - "ALLOWED ADMINISTRATIVE EXPENSE CLAIM" means any Administrative Expense Claim or Tax Administrative Expense Claim, or any portion thereof, with respect to which both (i) a timely and proper request for payment has been made to the extent required by this Plan, the Confirmation Order, or by any other order of the Bankruptcy Court, and (ii) either (a) such Administrative Expense Claim is subject to allowance by the Bankruptcy Court pursuant to Bankruptcy Code Section 330, 331, or 503(b)(2) through (5), but only to the extent such Administrative Expense Claim actually is allowed by the Bankruptcy Court or by any professional fee allowance procedures authorized by the Bankruptcy Court and then in effect, or (b) such Administrative Expense Claim is not subject to allowance by the Bankruptcy Court pursuant to Bankruptcy Code Section 330, 331, or 503(b)(2) through (5), but only to the extent that the amount, validity, priority, or enforceability of such Administrative Expense Claim is not the subject of a bona fide dispute, including without limitation an objection that has not been

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resolved by a Final Order. An Administrative Expense Claim may be deemed an
Allowed Administrative Expense Claim, as and when ultimately allowed, notwithstanding the fact that (i) such Administrative Expense Claim is not liquidated as of the Confirmation Date or the Effective Date, or (ii) such Administrative Expense Claim is liquidated in a court of competent jurisdiction other than the Bankruptcy Court. Notwithstanding anything in this definition to the contrary, in no event shall an Allowed Administrative Expense Claim include non-compensatory penalties, fines, punitive damages, exemplary damages, multiple damages, or any other claims or obligations that do not compensate for actual losses incurred.

     - "ALLOWED CLAIM" means, except as otherwise provided in this Plan, a Claim to the extent that all three of the following conditions apply:

              - a proof of claim was timely and properly filed or, if no proof of claim was filed, the Claim is listed by the Debtor on its Schedules as liquidated in amount and not disputed or contingent;

              - no objection to the allowance of the Claim or request to estimate the Claim has been interposed on or before the Claims Objection Deadline, or if any timely objection or request for estimation has been interposed, such Claim has been determined by a Final Order to be allowed in favor of the respective holder by such Final Order (in which case the Allowed Claim shall equal the allowed amount as determined by such Final Order); and

              -   the Claim is not otherwise a Disputed Claim.

         Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed Claim" shall not include interest, fees (including but not limited to late charges and attorneys fees), or penalties on such Claim accruing after the Petition Date.

     - "ALLOWED ___ CLAIM" or "ALLOWED CLASS ___ CLAIM" means a Claim of the type specified or in the Class specified that is also an Allowed Claim (e.g., an Allowed Class 1 Claim is a Claim classified in Class 1 that is also an Allowed Claim).

     - "AVOIDANCE ACTION UNSECURED CLAIMS" means any unsecured claim arising from a successful Avoidance Power Cause of Action following the Effective Date.

     - "AVOIDANCE POWER CAUSE OF ACTION" means any actions commenced, or that may be commenced before or after the Effective Date in the Chapter 11 Case, pursuant to Section 542, 543, 544, 545, 547, 548, 549, 550, or 551 of the
Bankruptcy Code.

     - "BANKRUPTCY CODE" OR "CODE" means Title 11 of the Bankruptcy Reform Act of 1978, as amended, set forth in Sections 101 et seq. of Title 11 of the United States Code, as applicable to the Chapter 11 Case.

     - "BANKRUPTCY COURT" OR "COURT" means the United States Bankruptcy Court for the District of Massachusetts, having jurisdiction over the Chapter 11 Case or any matter arising in or related thereto and, to the extent of any withdrawal of the reference made pursuant to Section

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157 of Title 28 of the United States Code, the United States District Court for
the District of Massachusetts; or, in the event such courts cease to exercise jurisdiction over the Chapter 11 Case, such court or unit thereof that exercises jurisdiction over the Chapter 11 Case in lieu thereof.

     - "BANKRUPTCY RULES" means, collectively, as now in effect or hereafter amended and as applicable in the Chapter 11 Case, (i) the Federal Rules of Bankruptcy Procedure and (ii) the Local Bankruptcy Rules and General Orders applicable to cases pending before the Bankruptcy Court.

     - "BAXTER CLAIM" means the Claim of Baxter Healthcare Corporation involving Old Organogenesis Stock including, without limitation, any claim relating or arising out of the proof of claim filed by Baxter Healthcare Corporation in the Chapter 11 Case in the amount of $1 million.

     - "BRICOLEUR ACTION" means Bricoleur Capital Management, LLC, et al. v. Organogenesis, et al., case no. GIC 792828, pending in Superior Court for the State of California, County of San Diego.

     - "BRIDGE LOAN" means any loan provided prior to the Effective Date by the Post-Petition Investors to the Debtor to maintain its liquidity prior to the Effective Date in an amount not to exceed $1,000,000.

     - "BUSINESS DAY" means any day that is not a Saturday, a Sunday, or a "legal holiday" as defined in Bankruptcy Rule 9006(a).

     -   "CASH" means cash or other legal tender of the United States.

     - "CASH PAYMENT" means any payment in Cash made on account of Allowed Claims or Allowed Administrative Expense Claims.

     - "CHAPTER 11 CASE" means In re Organogenesis, Chapter 11 Case, No. 02-16944-WCH, pending in the Bankruptcy Court.

     - "CLAIM" shall have the broadest possible meaning under Section 101(5) of the Bankruptcy Code, and shall include (a) any right to payment by the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment by the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

     - "CLAIMS OBJECTION DEADLINE" means the later of (i) the sixtieth (60th) day after the Effective Date and (ii) such greater period of limitation as may be fixed or extended by the Bankruptcy Court.

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     -   "CLASS" means any group of Claims or Interests classified by this Plan pursuant to Sections 1122 and 1123 of the Bankruptcy Code.

     - "CLASS __ CLAIM" means a Claim of the type specified or in the Class specified (e.g. a Class 1 Claim).

     - "COLLATERAL" means any property or interest in property of the Debtor subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable law.

     - "COMMITTEE" means the Official Committee of Unsecured Creditors as appointed by the Office of the United States Trustees pursuant to Section 1102 of the Bankruptcy Code to serve in the Chapter 11 Case.

     - "CONFIRMATION DATE" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

     -   "CONFIRMATION HEARING" means the hearing on confirmation of the Plan.

     - "CONFIRMATION ORDER" means the order of the Bankruptcy Court confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

     -   "CONVERTIBLE SUBORDINATED NOTE" means the 7% convertible subordinated note issued by the Debtor to Novartis on September 28, 2001, in the original principal amount of $10,000,000, due March 29, 2004.

     -   "CREDITOR DIVIDEND PERCENTAGE" equals thirty-five percent (35%).

     - "CURE PAYMENT" means all payments required to cure monetary defaults under executory contracts and leases as set forth in Section 365(b) of the Bankruptcy Code.

     - "DEBTOR" OR "ORGANOGENESIS" means the above-named Chapter 11 Debtor and Debtor in Possession, Organogenesis Inc.

     - "DEBTOR IN POSSESSION" means the Debtor when acting in the capacity of representative of the estate in this Chapter 11 Case.

     - "DEPOSIT" means the sums deposited by the Post-Petition Investors with counsel for the Debtor other than in accordance with Section III.B of the Plan to bind the Post-Petition Investors' obligation hereunder.

     - "DIP FINANCING AGREEMENT" means the Debtor in Possession Revolving Credit Agreement dated as of November 19, 2002, as approved by the Bankruptcy Court, by and among Organogenesis Inc., Novartis Pharma AG, as administrative agent, and the lenders from time to time party thereto.

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     -   "DISCLOSURE STATEMENT" means the disclosure statement relating to this
Plan including, without limitation, all annexes and schedules thereto, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code on June 26, 2003.

     - "DISPUTED ADMINISTRATIVE EXPENSE CLAIM" means any Administrative Expense Claim that is not an Allowed Administrative Expense Claim.

     - "DISPUTED CLAIM" means a Claim as to which at least one of the following applies: (i) no proof of claim has been filed with respect to such Claim, and either (a) the Claim is not listed in the Schedules, or (b) the Claim is listed in the Schedules as unliquidated, disputed, contingent, or unknown;
(ii) the Claim is the subject of a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, any applicable order of the Bankruptcy Court, or the Plan filed on or before the Claims Objection Deadline, which objection or request for estimation has not been withdrawn or determined by a Final Order; (iii) the holder of the Claim is a defendant in a pending Avoidance Power Cause of Action, or has failed to pay or turn over property as required by Section 502(d) of the Bankruptcy Code; or (iv) the Claim is otherwise treated as a "Disputed Claim" pursuant to this Plan.

         In addition, prior to the earlier of the Claims Objection Deadline or such date as the Bankruptcy Court allows a Claim pursuant to a Final Order, any Claim evidenced by a proof of claim or any Other Priority Claim, shall be deemed a Disputed Claim for purposes of calculating and making any distributions under this Plan if: (a) no Claim corresponding to the proof of claim is listed in the Schedules, (b) the Claim corresponding to the proof of claim is listed in the Schedules as disputed, contingent, unliquidated, unknown, or in a zero amount,
(c) the amount of the Claim as specified in the proof of claim exceeds the amount of any corresponding Claim listed in the Schedules as not disputed, not contingent, and liquidated, or (d) the priority or secured status of the Claim as specified in the proof of claim differs from the priority or secured status of any corresponding Claim listed in the Schedules.

     - "DISPUTED ___ CLAIM" or "DISPUTED CLASS ____ CLAIM" means a Claim of the type specified or in the Class specified that is also a Disputed Claim (e.g., Disputed Class 1 Claim is a Claim classified in Class 1 that is also a Disputed Claim).

     - "DISPUTED INVOICE" has the meaning set forth in Section II.D of the Plan.

     - "DISTRIBUTION DATE" means the date which is ninety (90) days after the Effective Date and each subsequent three (3) month anniversary thereof until all distributions required to be made under the Plan are made.

     - "EFFECTIVE DATE" means the date that this Plan shall become effective as determined by the Debtor in accordance with Section VI hereof.

     - "EFFECTIVE DATE CASH RESERVE" means the bank account or accounts referred to in Section III.C of the Plan for the purpose of funding Cash Payments under the Plan and all moneys and investments therein.

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     -   "EQUITY INTEREST" means any equity interest in the Debtor, except for the Series D Preferred Stock, whether in the form of common or preferred stock, stock options, warrants, partnership interests, membership interests, or any other equity security or interest, and includes any equity interest based on Old Organogenesis Stock and any Securities Damage Claims or other claim related thereto.

     - "ESCROW" means the deposits made pursuant to Section III.B of the Plan which shall be held subject to the terms of an escrow agreement in form and substance reasonably satisfactory to the Debtor, the Committee and the Post-Petition Investors.

     - "EXCESS REJECTION CLAIM" means the amount by which an Allowed Rejection Claim exceeds the greater of (a) the amount set forth for a holder of a Rejection Claim on the Schedules as an Undisputed Scheduled Claim and (b) the amount set forth on a proof of claim filed by the holder of a Rejection Claim by February 28, 2003.

     -   "EXTRAORDINARY ADJUSTMENT" has the meaning set forth in Section
II.D.2(c).

     -   "EXTRAORDINARY ADJUSTMENT BENCHMARK" equals $10,000,000.

     - "EXTRAORDINARY ADMINISTRATIVE EXPENSE CLAIM" means any Administrative Expense Claim that arises from tort claims, product liability claims, or any other liabilities that are not voluntarily incurred by the Debtor or its estate, and that are not covered by insurance. Extraordinary Administrative Expense Claim shall not include (i) any fees or expenses of the Examiner or any trustee that may be appointed in the Chapter 11 Case or of any professional retained by the Examiner, the Debtor or the Committee, (ii) any United States Trustee's fees, or (iii) any claims for infringement of patents, trademarks or intellectual property.

     - "FINAL GENERAL ADMINISTRATIVE EXPENSE CLAIM BAR DATE" means the August 22, 2003.

     - "FINAL ORDER" means an order or judgment of the Bankruptcy Court or other applicable court as to which the time to appeal, to petition for certiorari, or to move for re-argument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other applicable court shall have been affirmed by the highest court to which such order or judgment was appealed, or certiorari, reargument, or rehearing has been denied, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired.

     -   "FUNDING OBLIGATION" means an amount of Cash equal to or greater than
(i) the Creditor Dividend Percentage times the lesser of (A) the aggregate amount of all Allowed General Unsecured Claims and (B) the General Unsecured Claims Cap; plus (ii) Allowed Administrative Expense Claims and Allowed Priority Claims; plus (iii) the Creditor Dividend Percentage times Allowed Rejection Claims; plus (iv) all Cure Payments; less (v) cash on hand as of the Confirmation Date.

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     -   "GENERAL UNSECURED CLAIM" means any Claim against the Debtor that is not an Administrative Expense Claim, Secured Claim, Priority Claim, Priority Tax Claim, Punitive Damage Claim, Post-Petition Investor Claim, Excess Rejection Claim, the Novartis Allowed Claim, or a Claim that arises out of an Interest, including, without limitation, a Securities Damage Claim. General Unsecured Claims shall include, without limitation, any and all unsecured trade, contribution, indemnification, reimbursement, employee, and unsecured deficiency Claims, and Allowed WARN Act Claims to the extent that such Claims are not Priority Claims and, in any event, the amount by which any individual such Claims exceeds $4,650.

     - "GENERAL UNSECURED CLAIMS CAP" equals $16,000,000 plus the amount of any Allowed Unsecured Claim of any party listed on Schedule II.D.2 of the Plan or Exhibit A of the Plan Funding Agreement that does not become a party to the Plan Funding Agreement within ten (10) Business Days prior to the Confirmation Hearing.

     -   "GENERAL UNSECURED CREDITOR" means any holder of a General Unsecured
Claim.

     - "INITIAL GENERAL ADMINISTRATIVE EXPENSE CLAIM BAR DATE" means August 5, 2003.

     - "INSURED CLAIM" means any Claim arising from an incident or occurrence that is covered under the Debtor's insurance policies.

     - "INTEREST" means any Equity Interest and any Claims or interests of holders of Series D Preferred Stock.

     - "LEASE" means that certain Indenture of Lease dated July 27, 1989, between the Debtor and Glenborough Properties LP for the Premises together with (and as amended, modified, supplemented or restated by) all amendments, modifications, supplements and restatements thereto.

     - "LICENSE AND SUPPLY AGREEMENT" means that certain License and Supply Agreement, by and between the Debtor and Novartis and any predecessor thereof, dated as of January 17, 1996, as amended by an Amendment to the License and Supply Agreement, dated as of January 22/February 4, 1998, as further amended by an Addendum, dated as of March 23, 1998, as further amended by an Addendum II to the License and Supply Agreement, dated as of September 4, 1998, as further amended by an Addendum, dated as of March 15, 2000, and as further amended by the Amendment V to the License and Supply Agreement, dated as of January 2, 2001.

     - "LIEN" has the meaning set forth in Section 101(37) of the Bankruptcy Code; except that a lien that has been avoided in accordance with Section 544, 545, 546, 547, 548, 549, or 553 of the Bankruptcy Code shall not constitute a Lien, which lien shall be preserved for the benefit of the Reorganized Debtor.

     -   "LIMITED OVERSIGHT COMMITTEE" has the meaning set forth in Section
IX.C.2

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     -   "MATERIAL CONTRACTS" shall include (A) that certain License Agreement by and between Massachusetts Institute of Technology and the Debtor dated December 16, 1985, as amended; (B) that certain Product Development and Supply Agreement by and between Biomet, Inc. and the Debtor dated August 24, 2001, as amended; (C) that certain Exclusive License, Supply and Distribution Agreement by and between Royce Medical Company and the Debtor dated December 18, 2000, as amended; and (D) that certain Contract Manufacturing Agreement by and between Kensey Nash Corporation and the Debtor dated April 10, 2001, as amended.

     - "NEW BOARD OF DIRECTORS" means the board of directors of Reorganized Organogenesis elected by holders of New Common Stock.

     - "NEW COMMON STOCK" means the common stock to be issued by Reorganized Organogenesis as of the Effective Date pursuant the terms of the Plan and such common stock as may be issued from time to time thereafter.

     - "NOTES" mean any debt security issued by the Debtor, from time to time, outstanding as of the Petition Date, other than the Convertible Subordinated Note.

     -   "NOVARTIS" means Novartis Pharma AG and any successor thereof.

     - "NOVARTIS ALLOWED CLAIM" means the allowed pre-petition unsecured claim against the Debtor in the amount of $10,350,000 arising out of the Convertible Subordinated Note and the Settlement Agreement.

     - "OTHER PRIORITY CLAIM" means any Claim accorded priority in right of payment under Section 507(a) of the Bankruptcy Code (including Section 507(a)(3) and (a)(4) thereof), other than a Priority Tax Claim or an Administrative Expense Claim.

     - "OLD ORGANOGENESIS STOCK" means the stock comprising the Equity Interests and Series D Preferred Stock in Organogenesis Inc. prior to the Effective Date.

     - "PERSON" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated association or organization, governmental agency, or political subdivision thereof.

     - "PETITION DATE" means September 25, 2002, the date on which the Debtor filed its voluntary petition commencing the Chapter 11 Case.

     - "PLAN" means this Chapter 11 plan of reorganization, including all exhibits hereto and all documents incorporated by reference herein or contained in the Plan Documentary Supplement, either in their present form or as they may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, and this Plan.

     - "PLAN DOCUMENTARY SUPPLEMENT" means any compilation of the forms and summaries of certain documents, as the same may be amended, supplemented, restated, or otherwise modified from time to time, that the Debtor may file in connection with this Plan.

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     -   "PLAN FUNDING AGREEMENT" means that certain Plan Funding Agreement dated as of June 13, 2003 by and among the Debtor, the Committee, Alan Ades, Albert Erani and such of those other parties which are listed on Exhibit A attached thereto as may execute the Plan Funding Agreement with the consent of Messrs. Ades and Erani.

     - "POST-CONFIRMATION FINANCING" means a revolving line of credit or such other loans secured by a Lien on all the assets of Reorganized Organogenesis to fund the working capital needs of the Reorganized Debtor, provided or obtained by the Post-Petition Investors described more fully in Section IV.E.

     - "POST-PETITION INVESTORS" means Alan Ades, Albert Erani and such other holders of Unsecured Claims listed on Exhibit A to the Plan Funding Agreement who become parties to the Plan Funding Agreement with the consent of Messrs. Ades and Erani on or before ten (10) Business Days prior to the Confirmation Date.

     - "POST-PETITION INVESTOR CLAIMS" means the unsecured Claims of the Post-Petition Investors.

     - "PREMISES" means the real property, building and improvements located at 150 Dan Road, Canton, Massachusetts.

     - "PRIORITY CLAIM" means any Claim (or portion thereof), if any, entitled to priority under Section 507(a) of the Bankruptcy Code.

     - "PRIORITY TAX CLAIM" means any claim (or portion thereof), if any, entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

     - "PROFESSIONAL FEES AND EXPENSES" means the Claims and Administrative Expenses of professionals retained by the Debtor, the Committee or the Examiner pursuant to section 327 of the Bankruptcy Code and payable pursuant to Sections 330 and 331 of the Bankruptcy Code.

     -   "PROFESSIONAL FEE BAR DATE" means the 45th day after the Effective
Date.

     - "PROMOTION AGREEMENT" means that certain Promotion Agreement by and between the Debtor and PDI, Inc. dated as of June 9, 2003 and approved by a Final Order on June 10, 2003.

     - "PRO RATA" means proportionately so that the ratio of (a) the amount of consideration distributed on account of a particular Allowed Claim to (b) the allowed amount of the Allowed Claim is the same as the ratio of (x) the amount of consideration available for distribution on account of all Allowed Claims in such Class (or sub Class) in which the particular Allowed Claim is included to
(y) the amount of all Allowed Claims in that Class (or sub Class).

     - "PUNITIVE DAMAGE CLAIM" means any Claim arising before the Petition Date, whether secured or unsecured, for any fine, penalty, or forfeiture, or for multiple, exemplary, or punitive damages, to the extent that such fine, forfeiture, or damages is not compensation for actual pecuniary loss suffered by the holder of such Claim.

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     -   "REJECTION CLAIM" means any claim for damages arising as a result of a rejection of any executory contract or unexpired lease pursuant to Section 365 of the Bankruptcy Code, as any such claim may be limited by statute or other applicable law.

     -   "REJECTION CLAIMS BAR DATE" has the meaning set forth in Section V.C.2.

     - "REORGANIZED ORGANOGENESIS" OR "REORGANIZED DEBTOR" means the Debtor, or any successors thereto by merger, consolidation, acquisition, or otherwise, on and after the Effective Date.

     - "SCHEDULED AMOUNT" means the amount of any Claim listed in the Schedules.

     - "SCHEDULES" means the schedules of assets and liabilities, list of equity security holders, and the statement of affairs filed by the Debtor as required by Section 521(1) of the Bankruptcy Code, Bankruptcy Rule 1007(a)(3) and (b)(1), and Official Bankruptcy Form No. 6, as amended from time to time.

     - "SECURED CLAIM" means any Claim that is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with
Section 506(a) of the Bankruptcy Code, or, in the event that such Claim is a claim of setoff under Section 553 of the Bankruptcy Code, to the extent of such setoff.

     - "SECURITIES DAMAGES CLAIM" means any claim arising from rescission of a purchase or sale of a security of the Debtor or of an affiliate of the Debtor, or for damages arising from the purchase or sale of such security, or for reimbursement or contribution on account of such claim, including without limitation Claims arising under the Bricoleur Action.

     - "SERIES D PREFERRED STOCK" means 100,000 shares of Series D convertible preferred stock with (i) rights to acquire an additional 20,000 shares of Series D convertible preferred stock and 7,241,376 shares of common stock; and (ii) warrants to acquire 3,620,686 shares of common stock that was privately issued by the Debtor to a select group of institutional investors on March 21, 2002.

     - "SERIES D PREFERRED STOCKHOLDER INTEREST" means the interest held by any holder of Series D Preferred Stock.

     - "SETTLEMENT AGREEMENT" means the Settlement Agreement, by and between Organogenesis Inc. and Novartis Pharma AG, dated as of November 19, 2002, as approved by the Bankruptcy Court.

     - "SHORT SERVICE LIST" means (i) counsel for the Debtor (Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA 02210-2600, Attn: Andrew Z. Schwartz, Esq.),
(ii) counsel for the Committee (Goulston & Storrs, PC, 400 Atlantic Avenue, Boston, MA 02110, Attn: James F. Wallack, Esq.), (iii) the United States Trustee for the Districts of Maine, Massachusetts, and New Hampshire (Office of the United States Trustee, Department of Justice, Room 1184, 10 Causeway Street, Boston, MA 02222, Attn: Gary L. Donahue, Esq.), (iv) counsel for Novartis Pharma AG (Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, NY

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10019, Attn: Dianne F. Coffino, Esq.), (v) Chapter 11 Examiner (Choate Hall &
Stewart, Exchange Place, Boston, MA 02109, Attn: Charles L. Glerum, Esq.), (vi) Counsel for the Post-Petition Investors (Duane Morris LLP, 470 Atlantic Avenue, Suite 500, Boston, MA 02210, Attn: Paul D. Moore, Esq.), and (vii) such other parties as are identified in the accompanying notice of the hearing on the confirmation of the Plan.

     - "TAX ADMINISTRATIVE EXPENSE CLAIM" means any tax (including interest and/or penalties related to such tax) for any tax year or period, to the extent such year or period occurs or falls within the period from and including the Petition Date through and including the Effective Date.

     -   "TAX ADMINISTRATIVE EXPENSE CLAIM BAR DATE" means October 21, 2003.

     - "TERM LOAN" means the amount equal to the then unpaid balance of the Debtor's borrowings under the DIP Financing Agreement as converted into the eighteen (18) month term loan made by Novartis on the Effective Date in accordance with the terms of the Settlement Agreement.

     - "UNSECURED CLAIMS" means all unsecured Claims against the Debtor, including General Unsecured Claims, Post-Petition Investor Claims, the Novartis Allowed Claim, Avoidance Action Unsecured Claims and Excess Rejection Claims. Unsecured Claims are those Claims arising prior to the Petition Date as to which all of the following apply: (i) they are not secured by perfected, non-avoidable liens on Collateral (or they exceed the value of such Collateral, but only to the extent of such deficiency) and (ii) they are not entitled to any special priority under the Bankruptcy Code.

     - "UNDISPUTED SCHEDULED CLAIM" means a Claim listed in the Schedules, as liquidated, undisputed, and not contingent.

     - "WARN ACT CLAIM" means any claim arising from the Debtor's pre-petition termination of employees under the WARN Act, which, if Allowed, could be entitled to priority in payment, up to $4,650 per claim, pursuant to Section 507(a)(3) of the Bankruptcy Code. The excess of any Allowed WARN Act Claim over the $4,650 priority amount will be treated as a General Unsecured Claim.

B.       RULES OF CONSTRUCTION

         For purposes of this Plan, (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (ii) any reference in the Plan to a contract, instrument, release, indenture, agreement, or other document being in a particular form or on particular terms and conditions means that such document shall be substantially and materially in such form or substantially and materially on such terms and conditions; (iii) any reference in the Plan to a document, schedule, annex, or exhibit to the Plan, Plan Documentary Supplement, or Disclosure Statement filed or to be filed means such document, schedule, annex, or exhibit, as it may have been or may be amended, modified, or supplemented; (iv) unless otherwise specified, all references in the Plan to articles, sections, subsections, clauses, paragraphs, schedules, and exhibits are references to articles, sections, subsections, clauses, paragraphs, schedules, and exhibits of or to the Plan; (v) the words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, clause, or paragraph contained in the Plan; (vi) a term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code or Bankruptcy Rules; and (vii) the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply to the extent such rules are not inconsistent with the express terms of the Plan or any other provision in this Section I.B.

         In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

C.       DOCUMENTARY SUPPLEMENT

         Forms or summaries of certain documents referred to herein are contained in a separate Plan Documentary Supplement, which the Debtor shall file with the Bankruptcy Court and amend from time to time prior to the Confirmation Date. The Plan Documentary Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. All exhibits to the Plan and all documents contained in the Plan Documentary Supplement are incorporated into and are a part of the Plan as if set forth in full herein.

            II. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.       SUMMARY

         The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, confirmation, and distribution pursuant to the Plan. Administrative Expense Claims and Priority Claims have not been classified and are excluded from the following Classes, in accordance with
Section 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in a different Class to the extent that any remainder of the Claim or Interest qualifies within the description of such different Class.

CLASS                      COMPOSITION                                  STATUS
-----                      -----------                                  ------
  A          Non-Tax Priority Claims                      Not Impaired - Not Entitled To Vote

  1          Non-Novartis Unsecured Claims                Impaired - Entitled To Vote

  2          Novartis Allowed Claim                       Impaired - Entitled To Vote

  3          Series D Preferred Stockholder Interests     Impaired - Not Entitled To Vote

  4          Common Stockholder and Equity Interests      Impaired - Not Entitled To Vote

  5          Secured Claim                                Not Impaired - Not Entitled To Vote

B.       ADMINISTRATIVE EXPENSE CLAIMS

PAYMENT GENERALLY. No Administrative Expense Claim shall receive a distribution under this Plan except to the extent that it is an Allowed Administrative Expense Claim. Except to the extent that the holder of an Allowed Administrative Expense Claim agrees to a different treatment, or as otherwise set forth in the Plan, and subject to the bar dates for Administrative Expense Claims set forth in the following Sections, Reorganized Organogenesis shall (i) pay each Allowed Administrative Expense Claim in full, in Cash, on the later of the (A) Effective Date and (B) the first Distribution Date after such Administrative Expense Claim becomes an Allowed Administrative Expense Claim or (ii) otherwise satisfy an Allowed Administrative Expense Claim pursuant to an agreement between the Reorganized Debtor and the non-debtor party. Notwithstanding the foregoing, any Allowed Administrative Expense Claim representing obligations incurred in the ordinary course of post-petition business by the Debtor (including without limitation post-petition trade obligations and post-petition payroll obligations, but excluding any post-petition tax obligations), or that have been expressly authorized by the Bankruptcy Court or this Plan, shall be paid in full or performed by Reorganized Organogenesis in the ordinary course of business, in accordance with the terms of the particular obligation.

         1. ADMINISTRATIVE EXPENSE CLAIM BAR DATES

                  (a) GENERAL ADMINISTRATIVE EXPENSE CLAIM BAR DATE. All applications for Administrative Expense Claims incurred on or before July 25,
2003 and all other requests or claims for payment of Administrative Expense Claims incurred on or before July 25, 2003 under Section 507(a)(1) or 507(b) of the Bankruptcy Code other than for Tax Administrative Expense Claims and Professional Fees and Expenses, shall be filed with the Bankruptcy Court and served upon the Short Service List on or before the Initial General Administrative Expense Claim Bar Date. Administrative Expense Claims (other than for Tax Administrative Expense Claims and for Professional Fees and Expenses) arising after July 25, 2003 shall be filed no later than the Final Administrative Expense Claim Bar Date. Any such request for payment of an Administrative Expense Claim that is subject to the Initial or Final General Administrative Expense Claim Bar Date as the case may be, and that is not filed and served on or before the applicable Initial or Final General Administrative Expense Claim Bar Date shall be forever barred; any party that seeks payment of Administrative Expense Claim that (i) is required to file a request for payment of such Administrative Expense Claim and (ii) does not file such a request by the deadline established herein shall be forever barred from asserting such Administrative Expense Claim against the Debtor, its estate, any of its property or Reorganized Organogenesis. The Reorganized Debtor shall file and serve any objections to such requests or claims for Administrative Expense (other than Tax Administrative Expense Claims) by the Claims Objection Deadline.

                  (b) TAX ADMINISTRATIVE EXPENSE CLAIM BAR DATE. All requests for payment of Tax Administrative Expense Claim by a governmental unit for which no bar date has otherwise been previously established must be filed and served on the Short Service List on or before the Tax Administrative Expense Claim Bar Date. Any holder of any Tax Administrative Expense Claim that is required to file a request for payment of such taxes and does not file and properly serve such a request by the applicable bar date shall be forever barred from asserting any such Tax Administrative Expense Claim against the Debtor, its estate, its property and Reorganized

Organogenesis. Reorganized Organogenesis shall file and serve any objections to such requests or Claims for Tax Administrative Expenses one hundred twenty (120) days following the Effective Date.

                  (c) PROFESSIONAL FEE BAR DATE. All applications for final compensation and reimbursement of Professional Fees and Expenses shall be filed by the Professional Fee Bar Date.

         2. POST-EFFECTIVE DATE PROFESSIONAL FEES AND EXPENSES. Any professional fees or reimbursement of expenses incurred by Reorganized Organogenesis or the Limited Oversight Committee subsequent to the Effective Date may be paid by Reorganized Organogenesis without application to the Bankruptcy Court, provided, however, that the Bankruptcy Court shall retain jurisdiction to resolve any disputes regarding payment for professional services relating to the implementation of the Plan or the administration of the Chapter 11 Case.

C.       PRIORITY TAX CLAIMS

         Except to the extent that the holder of an Allowed Priority Tax Claim agrees to a different treatment, Reorganized Organogenesis shall, at its sole election, pay each holder of an Allowed Priority Tax Claim (a) the Allowed Amount of such Allowed Priority Tax Claim in full, in Cash, on the later of (i) sixty (60) days following the Effective Date, or (ii) the first Distribution Date following the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (b) deferred Cash Payments, over a period not exceeding six (6) years after the date of assessment of such claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim. Allowed Priority Tax Claims shall not include any interest or penalties accruing subsequent to the Petition Date, and all post-petition interest and all penalties shall be disallowed.

D.       CLASSIFICATION AND TREATMENT OF CLAIMS

     The Plan shall be funded through a combination of cash of the Debtor on hand, funds available under the DIP Financing Agreement and capital contributions or loans from the Post-Petition Investors to Reorganized Organogenesis, in such proportion as determined by the Post-Petition Investors.

         The Plan provides for, among other things,

                  - Conversion of the balance outstanding under the DIP Financing Agreement as of the Effective Date to the Term Loan as provided in the Settlement Agreement;

                  - Cancellation of all Old Organogenesis Stock and issuance of New Common Stock in Reorganized Organogenesis;

                  - Payment in Cash and in full to all holders of all Allowed Administrative Expense Claims and Allowed Priority Claims;

                  - Holder(s) of the Class 5 Claim, if Allowed, shall (i) receive Cash or (ii) retain the lien securing such Claim, in either case, to the extent of the Allowed amount of their Class 5 Claim;

                  - Payment in Cash to the holders of Class 1 Claims, other than the Post-Petition Investors, on account of their Allowed Class 1 Claims;

                  - New Common Stock shall be allocated to the Post-Petition Investors on account of their Allowed Claims;

                  - The holder of the Class 2 Novartis Allowed Claim shall receive New Common Stock on account of its Allowed Claim; and upon occurrence of the Effective Date, Reorganized Organogenesis shall be deemed to waive and release any claim against Novartis in connection with a dispute concerning an invoice from the Debtor to Novartis in the amount of $200,000 for sales during the week of December 6, 2002 (the "Disputed Invoice"); and

                  - Holders of Series D Preferred Stockholder Interests, Securities Damages Claims and Common Stockholder and Equity Interests shall not receive anything on account of their Interests.

         1. CLASS A - NON TAX PRIORITY CLAIMS

                  (a) ALLOWANCE AND CLASSIFICATION: Class A consists of all Priority Claims other than Priority Tax Claims. Reorganized Organogenesis will have the right to make and file objections to Class A Claims, and will serve a copy of each objection upon the holder of any Claim to which the objection is made and upon the Short Service List, on or before the Claims Objection Deadline. Class A Claims as to which no objection is timely filed are deemed Allowed Claims. Notwithstanding any prior order of the Bankruptcy Court or the provisions of Bankruptcy Rule 9019, as of the Effective Date, Reorganized Organogenesis may settle or compromise any Class A Claim that is a Disputed Claim without approval of the Bankruptcy Court, provided that such settlement or compromise is evidenced by a writing signed by a duly authorized representative of Reorganized Organogenesis.

                  (b) TREATMENT: No Priority Claim shall receive a Cash Payment under this Plan except to the extent that it is an Allowed Priority Claim. Except to the extent that the holder of an Allowed Priority Claim agrees to different treatment, or as otherwise set forth in the Plan, Reorganized Organogenesis shall pay each Allowed Priority Claim (other than Priority Tax Claims) in full, in Cash, on the later of (a) sixty (60) days following the Effective Date or (b) the first Distribution Date following the date such Claim becomes an Allowed Priority Claim.

         2. CLASS 1 - NON-NOVARTIS UNSECURED CLAIMS

                  (a) ALLOWANCE AND CLASSIFICATION: Class 1 consists of all Unsecured Claims except the Novartis Allowed Claim.

                    (1) General Unsecured Claims. Reorganized Organogenesis will have the right to make and file objections to General Unsecured Claims and will serve a copy of each objection upon the holder of any Claim to which the objection is made and upon the Short Service List, on or before the Claims Objection Deadline. General Unsecured Claims as to which no objection is timely filed are deemed Allowed Claims. Notwithstanding any prior order of the Bankruptcy Court or the provisions of Bankruptcy Rule 9019, as of the Effective Date, Reorganized Organogenesis may settle or compromise any Class 1 Claim that is a Disputed Claim without approval of the Bankruptcy Court, provided that such settlement or compromise is evidenced by a writing signed by a duly authorized representative of Reorganized Organogenesis.

                    (2) Post-Petition Investor Claims. As a condition of the
                        Plan, and as consideration for the agreement of the Post-Petition Investors to pay the Funding Obligation, as fully set forth in Section IV, the Claims of the Post-Petition Investors will be determined, fixed, and Allowed as of the Confirmation Hearing in the amount set forth on timely proofs of Claims or listed as Undisputed Scheduled Claims.

                  (b) TREATMENT: Class 1 Claims shall be treated as follows.

                    (1) General Unsecured Claims. A holder of an Allowed General
                        Unsecured Claim shall receive, Pro Rata, an amount of Cash equal to each such holder's Pro Rata share of the product of the Creditor Dividend Percentage times the lesser of (A) the aggregate amount of all Allowed General Unsecured Claims and (B) the General Unsecured Claims Cap (the "Aggregate General Unsecured Creditor Dividend").

                  Example Of Treatment Of Individual General Unsecured Creditor (if Allowed General Unsecured Claims do not exceed $16,000,000): For purposes of illustration only, assume that one particular General Unsecured Creditor has an Allowed Claim of $500,000 and Allowed General Unsecured Claims aggregate $14,000,000. That creditor would receive $175,000, in Cash, calculated as follows:

                                     500,000
             .35 x $14,000,000 x ----------------- = $175,000
                                   14,000,000

                  Example Of Treatment Of Individual General Unsecured Creditor (if the General Unsecured Claims Cap equals $16,000,000 but Allowed General Unsecured Claims exceed $16,000,000): For purposes of illustration only, assume that one particular General Unsecured Creditor has an Allowed Claim of $500,000, the General Unsecured Claims Cap equals $16,000,000 and Allowed General Unsecured Claims aggregate $17,000,000. That creditor would receive $164,705 in Cash, calculated as follows:

                                     500,000
             .35 x $16,000,000 x ----------------- = $164,705
                                   17,000,000

                    (2) Post-Petition Investor Claims. Holders of the
                        Post-Petition Investor Claims have agreed to accept New Common Stock in lieu of any right to receive Cash Payments under the Plan in a proportion equal to the aggregate Post-

                        Petition Investor Claims divided by the sum of the Novartis Allowed Claim and the Post-Petition Investor Claims, or such other proportion as may be agreed by the holders of such Claims.

                    (3) Avoidance Action Unsecured Claims. Any holder of an
                        Allowed Avoidance Action Unsecured Claim shall be paid solely out of the proceeds of any Avoidance Power Cause of Action at the same dividend rate as paid to holders of Allowed General Unsecured Claims.

                    (4) Excess Rejection Claims: Any holder of an Allowed Excess
                        Rejection Claim shall be paid at the same dividend rate as paid to holders of Allowed General Unsecured Claims.

                  (c) EXTRAORDINARY ADJUSTMENT: If and only if there are Allowed Extraordinary Administrative Expense Claims which cause the sum of (i) Allowed Administrative Expense Claims, (ii) Allowed Priority Claims, (iii) Cure Payments, and (iv) the balance owing under the DIP Financing Agreement on the Confirmation Date to exceed the Extraordinary Adjustment Benchmark, then the Aggregate General Unsecured Creditor Dividend shall be decreased dollar-for-dollar to the extent by which the Extraordinary Adjustment Benchmark is exceeded (the "Extraordinary Adjustment"). There shall be no Extraordinary Adjustment unless there are Allowed Extraordinary Administrative Expense Claims regardless of the amount of other Allowed Administrative Expense Claim, Allowed Priority Claims, Cure Payments and the balance of the DIP Financing Agreement.

                  (d) DISPUTED CLAIMS: To the extent a General Unsecured Claim is not an Allowed Claim as of the Claims Objection Deadline, Cash shall be distributed on the basis of General Unsecured Claims then Allowed with any Cash on account of Disputed Claims held in reserve. If and as additional General Unsecured Claims are thereafter Allowed, Reorganized Organogenesis shall make Cash Payments to holders entitled thereto on the first Distribution Date following a Final Order or agreement of the Parties allowing such Claim. Holders whose General Unsecured Claims are disallowed in full shall receive nothing pursuant to the Plan.

         3. CLASS 2 - NOVARTIS ALLOWED CLAIM

                  (a) ALLOWANCE AND CLASSIFICATION: Class 2 consists of the Novartis Allowed Claim. Pursuant to the terms of the Settlement Agreement as approved by the Bankruptcy Court, and in consideration of, among other things, Novartis' agreement to provide the Debtor post-petition financing via the DIP Financing Agreement and post-confirmation financing via the Term Loan, the Novartis Allowed Claim is Allowed in the amount of $10,350,000.

                  (b) TREATMENT: The holder of the Novartis Allowed Claim shall receive New Common Stock in a proportion equal to the Novartis Allowed Claim divided by the sum of the Novartis Allowed Claim and the Post-Petition Investors Claims, or such other proportion as may be agreed by the holders of such Claims.

         4. CLASS 3 - SERIES D PREFERRED STOCKHOLDER INTERESTS

                  (a) CLASSIFICATION: Class 3 consists of Series D Preferred Stock Interests. Class 3 also consists of Securities Damages Claims of the holders of Series D Preferred Stock set forth in the Bricoleur Action and any claim for contribution or indemnification of any of the Debtor's current or former officers and directors on account of the Bricoleur Action or any other Claim asserted by holders of Series D Preferred Stock.

                  (b) ALLOWANCE AND TREATMENT: Holders of Class 3 Interests will not receive or retain anything on account of such interest. All Series D Preferred Stock will be deemed cancelled on the Effective Date and any Securities Damages Claims and contribution and indemnification claims against the Debtor will be forever discharged.

         5. CLASS 4 - COMMON STOCKHOLDER AND EQUITY INTERESTS

                  (a) CLASSIFICATION: Class 4 consists of the interest of the current stockholders of Organogenesis and includes all Equity Interests in Organogenesis (including but not limited to those evidenced by the Old Organogenesis Stock, and all options and warrants to purchase such stock). Class 4 also includes (a) the Baxter Claim; (b) all Securities Damages Claims relating to or arising out of, or in connection with (i) the purchase, sale, or other transfer of an Equity Interest in Organogenesis, (ii) the rescission of a purchase, sale, or other transfer of an Equity Interest in Organogenesis, or
(iii) the legal or beneficial ownership of an Equity Interest in Organogenesis, except Securities Damages Claims arising out of the Bricoleur Action; and (c) any claims for contribution or indemnification of any of the Debtor's current or former officers and directors on account of such Securities Damages Claims.

                  (b) ALLOWANCE AND TREATMENT: The holders of Class 4 Interests will not receive or retain anything on account of such Interest. All Old Organogenesis Stock, and options or warrants to purchase such stock, will be deemed cancelled on the Effective Date. Any Securities Damages Claims and claims for contribution and indemnification as against the Debtor will be forever discharged.

         6. CLASS 5 - SECURED CLAIM

                  (a) CLASSIFICATION: Class 5 consists of the secured claim of AMGRO Premium Financing ("AMGRO"), which was listed on the Schedules in the amount of $24,128.18.

                  (b) ALLOWANCE: The Debtor reserves the right to object to the claim of AMGRO.

                  (c) TREATMENT: To the extent that the secured claim of AMGRO is Allowed, at the sole election of Reorganized Organogenesis, (1) the Debtor shall pay such Claim in Cash and in full on the later of (i) the date on which such Claim becomes an Allowed Claim and (ii) the Effective Date or (2)the holder(s) of the Class 5 Claim shall retain the lien securing such Claim, whether the property subject to such lien is retained by the Debtor or transferred to another entity, to the extent of the Allowed amount of such Claim.

         7. TREATMENT OF CERTAIN ALLOWED INSURED CLAIMS

         The holders of Allowed Insured Claims will be provided with treatment under the Plan in accordance with the treatment provided in the Class in which such Allowed Insured Claim is classified; provided, however, that the maximum amount of any Claim under the Plan on account of an Allowed Insured Claim shall be limited to an amount equal to (i) the applicable deductible under the relevant insurance policy, if any, minus (ii) any reimbursement obligations of the Debtor to the insurance carrier for sums expended by the insurance carrier on account of such Claim (including defense costs). Nothing in this Section shall constitute a waiver of any Claim, demand, debt, right, cause of action, or liability that any Person may hold against any other Person, including the Debtor's insurance carriers.

                   III. METHOD OF DISTRIBUTIONS UNDER THE PLAN

A.       RESPONSIBILITY FOR DISTRIBUTIONS

         Reorganized Organogenesis shall be responsible for distributions pursuant to the Plan. Neither the Debtor nor Reorganized Organogenesis, nor any of their employees, officers, agents, or professionals, shall be liable for (i) any acts or omissions (except for gross negligence or willful misconduct) in connection with implementing the distribution provisions of this Plan and the making or withholding of distributions pursuant to the Plan, or (ii) any change in the value of distributions made pursuant to the Plan resulting from any delays in making such distributions in accordance with the Plan's terms (including but not limited to any delays caused by the resolution of Disputed Claims) or due to fluctuations in the value or market price of New Common Stock or any other consideration to be distributed under this Plan.

B.       FUNDING OF CASH PAYMENTS

         1. No later than three (3) Business Days prior to the Confirmation Hearing, the Post-Petition Investors shall deposit with the Debtor's counsel into the Escrow an amount, in Cash, equal to (i) the General Unsecured Claims Cap times the Creditor Dividend Percentage, plus (ii) a good faith estimate of Allowed Administrative Expense Claims, Allowed Priority Claims (including, without limitation, Disputed Administrative Expense Claims and Priority Claims and all unpaid Chapter 11 professionals' fees and expenses), and Cure Payments, in each case to the extent that they cannot be assumed by the Reorganized Debtor and paid in the ordinary course of business, less (iii) any deposit previously provided by the Post-Petition Investors, including the Deposit.

         2. Upon the occurrence of the Effective Date, the Escrow shall be released to the Effective Date Cash Reserve.

C.       EFFECTIVE DATE CASH RESERVE

         Counsel to Reorganized Organogenesis shall hold the Effective Date Cash Reserve in escrow for the benefit of holders of Allowed Claims and Allowed Administrative Expense Claims entitled to receive distributions therefrom. All Cash Payments under the Plan shall be made by Reorganized Organogenesis from the Effective Date Cash Reserve or as otherwise agreed with the holder of an Allowed Claim or Allowed Administrative Expense Claim. Any shortfall in the Effective Date Cash Reserve shall be funded promptly by the Post-Petition Investors or, alternatively, paid directly to the holder of the Allowed Claim or Allowed Administrative Expense Claim. After Reorganized Organogenesis has made all Cash Payments required under the Plan, all remaining funds shall be refunded to the Post-Petition Investors as soon as practicable thereafter.

D.       CASH PAYMENTS

         Cash Payments made pursuant to this Plan shall be in U.S. dollars by checks drawn on a domestic bank selected by Reorganized Organogenesis, or by wire transfer from a domestic bank, at Reorganized Organogenesis' option, except that payments made to foreign trade creditors holding Allowed Claims may be paid, at the option of Reorganized Organogenesis, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Except to the extent this Plan provides expressly to the contrary, no interest arising after either the Petition Date or the Effective Date shall accrue or be payable to holders of Allowed Claims under this Plan.

E.       ISSUANCE AND DISTRIBUTION OF NEW COMMON STOCK

         On or before the Effective Date, the Debtor shall authorize and issue the New Common Stock. Reorganized Organogenesis shall hold the New Common Stock in trust for the benefit of the holders of the Post-Petition Investor Claims and the Novartis Allowed Claim.

         After the Effective Date, nothing herein shall prohibit Reorganized Organogenesis from issuing additional New Common Stock in accordance with its certificate of incorporation and by-laws.

F.       TIMING OF DISTRIBUTIONS

         1. On the Effective Date, or as soon thereafter as practicable, Reorganized Organogenesis shall deliver New Common Stock to the holders of Post-Petition Investor Claims and the Novartis Allowed Claim in accordance with the provisions of Section II.D.2 and Section II.D.3 of the Plan.

         2. On the initial Distribution Date, Reorganized Organogenesis shall deliver Cash from the Effective Date Cash Reserve to holders of Allowed Class 1 Claims other than Post-Petition Investors in accordance with the provisions of
Section II.D.2 of the Plan. On each subsequent Distribution Date, Reorganized Organogenesis shall deliver Cash from the Effective Date Cash Reserve to holders of Claims that have become Allowed Class 1 Claims since the previous Distribution Date in accordance with the provisions of Section II.D.2 of the Plan

         3. To the extent that the secured claim of AMGRO is Allowed, and Reorganized Organogenesis elects to pay such Claim in cash, it will pay such Claim in Cash to the holder(s) of such Claim on the later of (i) the date on which it becomes an Allowed Claim or the Effective Date.

G.       DISPUTED CLAIMS

         No holder of a Disputed Claim or Administrative Expense Claim shall have any claim against the Effective Date Cash Reserve or Reorganized Organogenesis with respect to such Claim or Expense until such Disputed Claim or Administrative Expense Claim has become an

Allowed Claim or Administrative Expense Claim, and no holder of a Disputed Claim or Administrative Expense Claim shall have any right to interest on such Disputed Claim or Administrative Expense Claim.

         The holder of a Disputed Claim or Administrative Expense Claim, other than Excess Rejection Claims, that becomes an Allowed Class 1 Claim subsequent to the Distribution Date, that would have received a Cash Payment but for its designation as a Disputed Claim or Administrative Expense Claim, shall receive a Cash Payment from the Effective Date Cash Reserve pursuant to the provisions of
Section II.B.1, Section II.C, and Section III.F.2 of the Plan.

         Notwithstanding any other provision of this Plan, no Cash or other property shall be distributed under the Plan on account of any Disputed Claim.

H.       INVESTMENT OF CASH IN RESERVE

         Cash held in the Effective Date Cash Reserve shall, to the greatest extent practicable, be invested by the Debtor or Reorganized Organogenesis in interest-bearing certificates of deposit and interest-bearing accounts to be established in one or more depository banks that have qualified to hold deposits of bankruptcy estates. All interest earned on such Cash shall be disbursed to Reorganized Organogenesis or the Post-Petition Investors, to the extent not utilized in paying Allowed Claims or Allowed Administrative Expense Claims.

I.       DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

         1. DELIVERY OF DISTRIBUTIONS GENERALLY. Except as provided below with respect to holders of undeliverable distributions, distributions to holders of Allowed Claims and Allowed Administrative Expense Claims shall be distributed by mail as follows: (1) with respect to each holder of an Allowed Claim that has filed a proof of claim, at the address for such holder appearing on the proof of claim; (2) with respect to each holder of an Allowed Claim that has not filed a proof of claim, at the address reflected on the Schedules filed by the Debtor, provided, however, that if the Debtor or Reorganized Organogenesis has received a written notice of a change of address for such holder, the address set forth in such notice shall be used; or (3) with respect to each holder of an Allowed Administrative Expense Claim, at such address as the holder may specify in writing.

         2. UNDELIVERABLE DISTRIBUTIONS. If the distribution to the holder of any Allowed Claim or Allowed Administrative Expense Claim is returned to Reorganized Organogenesis as undeliverable, no further distribution shall be made to such holder unless and until Reorganized Organogenesis is notified in writing of such holder's then current address. Subject to the following paragraph, unclaimed Cash shall be held in trust in the Effective Date Cash Reserve for the benefit of the potential claimants of such funds.

         If any distribution remains unclaimed for a period of six (6) months after it has been delivered (or attempted to be delivered) in accordance with the Plan to the holder entitled thereto, such unclaimed property shall be forfeited by such holder. In such cases any property held for distribution on account of such Claims or Administrative Expense Claims shall be retained by Reorganized Organogenesis, as follows: pursuant to Bankruptcy Code Section 347(b), any undistributed Cash shall be the property of Reorganized Organogenesis, free from any restrictions thereon except subject to the provisions of Section III.C., and such undistributed Cash shall not be subject to the unclaimed property or escheat laws of any State or other governmental unit. Nothing contained in this Plan shall require the Debtor or Reorganized Organogenesis to attempt to locate any holder of a Claim or Administrative Expense Claim.

J.       RECOUPMENT, SETOFFS AND SUBORDINATION

         Reorganized Organogenesis may, but shall not be required to, recoup or set off against (i) any Claim and (ii) the distributions to be made pursuant to the Plan in respect of such Claim, any claims or causes of action of any nature whatsoever the Debtor or Reorganized Organogenesis may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized Organogenesis of any such claim or cause of action they may have against such holder.

         The Debtor or Reorganized Organogenesis may object to any Claim on any basis including, without limitation, that such Claim should be subordinated pursuant to Section 510 of the Bankruptcy Code.

K.       DE MINIMIS DISTRIBUTIONS

         No Cash Payment of less than ten dollars ($10) shall be made by Reorganized Organogenesis to any holder of Claims unless a request therefor is made in writing to Reorganized Organogenesis. Any Cash that is not distributed as a consequence of this Section shall, after the last distribution on account of Allowed Claims in the applicable Class, be treated as an undeliverable distribution under Section III.I.2 of this Plan.

L.       RECORD DATES

         1. Except as otherwise set forth herein, any distributions required to be made under the Plan shall be made to such holder as listed on the Schedules or a timely filed proof of claim or a notice of transfer of a claim in accordance with Bankruptcy Rule 3001(e) as of the Confirmation Date.

         2. On the Confirmation Date, the transfer ledgers for Old Organogenesis Stock shall be closed, and there shall be no further changes in the holders of record of such securities. Unless written notice of an assignment executed by both the assignor and assignee is provided to Reorganized Organogenesis, Reorganized Organogenesis shall not recognize any transfer of Old Organogenesis Stock occurring after the Confirmation Date, but may recognize and deal for all purposes with only those holders of record as of the close of business on the Confirmation Date.

M.       TAX INFORMATION

         Any federal, state or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from distributions hereunder. Reorganized Organogenesis, to the extent it deems it necessary to fulfill any obligation to any taxing authority, may require persons who are to receive distributions under the Plan to provide Reorganized Organogenesis with appropriate tax-payer identification information within seventy five (75) days after such request. If any Person shall fail to provide the Debtor with such information within seventy five (75) days of such request, this failure shall be deemed a waiver of all Claims against the Debtor or Reorganized Organogenesis (including the right to any payment by the Debtor or Reorganized Organogenesis), and the funds that would otherwise have been distributed to such Person shall revert to Reorganized Organogenesis, and be distributed or refunded as if such funds were an undeliverable distribution pursuant to Section III.I.2 of the Plan.

                         IV. IMPLEMENTATION OF THE PLAN

A.       AGREEMENT TO FUND PLAN

         Subject to and upon the occurrence of the Effective Date, the Post-Petition Investors shall pay or cause Reorganized Organogenesis to pay out of the proceeds of the Effective Date Cash Reserve, or otherwise satisfy all Cure Payments and all payments owed hereunder to holders of Allowed Administrative Expense Claim, Allowed Priority Claims, Allowed General Unsecured Claims, Allowed Avoidance Action Unsecured Claims and Allowed Excess Rejection Claims, all in accordance with the terms of the Plan.

B.       FUNDING OF PLAN AND FUNDING OBLIGATION

         1. The Post-Petition Investors shall pay the Funding Obligation. Any cash previously deposited into the Escrow and released into the Effective Date Cash Reserve shall be credited toward and deemed part of the Funding Obligation.

         2. At the election of the Post-Petition Investors, the Funding Obligation shall be (a) deemed a capital contribution to the Reorganized Debtor,
(b) a loan to the Reorganized Debtor or (c) a combination of (a) and (b) in such proportion as the Post-Petition Investors determine. Any such loan shall be secured by a lien on all assets of Reorganized Organogenesis, which obligation and security shall rank junior only to the Liens of Novartis, the Post-Confirmation Financing and any insurance premium financing heretofore obtained by the Debtor. Notwithstanding the foregoing, the form of financing of the Funding Obligation may not render the Plan not feasible and the option of the Post-Petition Investors to select the form of the Funding Obligation is subject to such limitation.

C.       CONVERSION OF THE DIP FINANCING AGREEMENT TO TERM LOAN

         On the Effective Date, the balance outstanding under the DIP Financing Agreement shall be converted to the Term Loan as provided by the Settlement Agreement. The Term Loan shall (as set forth more fully in Schedule IV.C hereto)
(i) be secured with a first-priority lien upon, and security interest in, all of the assets of Reorganized Organogenesis, which security interest shall rank pari passu with the Post-Confirmation Financing and any other working capital financing obtained by Reorganized Organogenesis; (ii) have a maturity date eighteen (18) months after the Effective Date; (iii) accrue interest at a market-based rate of interest as of the Effective Date; (iv) not require the payment by Reorganized Organogenesis of any additional up-front, closing facility, or similar fees; (v) contain customary terms for financing of this kind; and (vi) otherwise be reasonably acceptable to Novartis.

D.       BRIDGE LOAN

         Any Bridge Loan provided by the Post-Petition Investors to the Debtor prior to the Effective Date may, at the option of the Post-Petition Investors, be converted to a term loan on the Effective Date, to be secured by a lien on all assets of Reorganized Organogenesis, which obligation and security shall rank pari passu with the Term Loan and the Post-Confirmation Financing.

E.       POST-CONFIRMATION FINANCING

         The Post-Petition Investors shall provide up to $3,000,000 in working capital financing, including the Bridge Loan, if any, sufficient in the reasonable business judgment of the Post-Petition Investors to finance the post-confirmation operations of the Reorganized Debtor. The Post-Confirmation Financing may be in a combination of a $1,000,000 term loan and up to a $2,000,000 revolving credit facility and any liens in connection with such Post-Conformation Financing shall rank pari passu with the Term Loan.

F.       ISSUANCE OF NEW SECURITIES

         On the Effective Date, Reorganized Organogenesis shall be deemed authorized to issue and shall issue the New Common Stock. All securities issued pursuant to this Plan shall be exempt from laws requiring registration for the offer or sale of such securities or registration or licensing of an issuer of, underwriter of, or broker or dealer in, such securities to the fullest extent as provided by Section 1145 of the Bankruptcy Code.

G.       CANCELLATION OF EXISTING SECURITIES

         On the Effective Date, Old Organogenesis Stock shall be deemed cancelled, and any agreements relating to the purchase or sale of Interests in the Debtor shall be rejected. In addition, all options, option agreements, and warrants to purchase or sell the Old Organogenesis Stock or any other Debtor securities shall be deemed rejected, cancelled, and terminated as of the Petition Date.

H.       SURRENDER OF EXISTING SECURITIES

         Within thirty (30) days of the Effective Date, the holders of the Notes and the Convertible Subordinated Note shall return to Reorganized Organogenesis the Notes and the Convertible Subordinated Note, respectively, marked "cancelled, paid in full," or execute a lost note affidavit and indemnity agreement satisfactory to Reorganized Organogenesis, certifying that the note is cancelled and all debt evidenced by the relevant note has been discharged by the Debtor. Notwithstanding the failure of any person to comply with the foregoing, the Notes and the Convertible Subordinated Note shall be deemed discharged in accordance with Section VII of the Plan.

I.       MANAGEMENT OF REORGANIZED ORGANOGENESIS

         On the Effective Date, all directors of the Debtor shall be deemed to have resigned, without any further action on the part of any Person. The Post-Petition Investors shall, not later than five days prior to the Confirmation Date, file with the Bankruptcy Court a notice listing those Persons that will serve as the officers and directors of the Reorganized Debtor on and after the Effective Date and, with respect to any insiders to be employed or retained after the Effective Date, the nature of any compensation for any such insider. Following the Confirmation Date, the current board of directors shall not take any extraordinary action or take or authorize any action that could be deemed a non-ordinary course transaction under Section 363 of the Bankruptcy Code without the prior written consent of at least a majority of the Post-Petition Investors.

         On the Effective Date, the operation of Reorganized Organogenesis shall become the general responsibility of the Debtor's management existing as of the Effective Date.

J.       CORPORATE ACTION

         On the Effective Date, the issuance of securities as provided in the Plan, and all other corporate, partnership, joint venture, and limited liability company actions called for by the Plan shall be deemed authorized and approved by virtue of entry of the Confirmation Order, in accordance with the Bankruptcy Code and applicable State law (including but not limited to Section 303 of the Delaware General Corporations Law, to the extent applicable) and without any requirement of further action by the stockholders, directors, or members of the Debtor or Reorganized Organogenesis.

K.       REVESTING OF ASSETS

         Except as otherwise provided in the Plan, on the Effective Date, the property of the estate of the Debtor shall revest in Reorganized Organogenesis, including but not limited to Avoidance Power Causes of Action and any other claims or rights of action (whether known or unknown, and whether or not identified in the Schedules or Disclosure Statement) that the Debtor or Reorganized Organogenesis has asserted or may assert against any other entity. Reorganized Organogenesis may operate its business and may use, acquire, and dispose of property without supervision by the Bankruptcy Court or the United States Trustee and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules. As of the Effective Date, all property of Reorganized Organogenesis shall be free and clear of all Claims, liens, encumbrances, and other interests of creditors and holders, except as otherwise provided herein.

L.       IMPLEMENTATION OF BANKRUPTCY CODE SECTION 1146(c)

         Any transfers or other transactions that occur pursuant to or in connection with this Plan or the Confirmation Order may not be taxed under any federal, State, or local law imposing a stamp tax, real estate transfer tax, recording tax, or similar tax.

M.       CLOSING OF THE CASE

         Reorganized Organogenesis may close its Chapter 11 Case after its estate is fully administered in accordance with Bankruptcy Code Section 350 and Bankruptcy Rule 3022.

                   V. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.       ASSUMPTION OR ASSUMPTION AND ASSIGNMENT

         1. ASSUMPTION AND ASSIGNMENT GENERALLY. Effective upon the Effective Date, the Debtor hereby (i) assumes those executory contracts and unexpired leases that are listed in Schedule V.A.1(i) to the Plan, and (ii) assumes and assigns such executory contracts or unexpired leases to another affiliated entity, as indicated on Schedule V.A.1(ii). Such assumption or assumption and assignment shall be only to the extent that the listed items constitute executory contracts and unexpired leases within the meaning of Section 365 of the Bankruptcy Code. Inclusion of a matter in Schedule V.A.1(i) does not constitute an admission by the Debtor (i) that such matter is an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code; (ii) that the Debtor must assume such matter in order to continue to receive or retain rights, benefits, or performance thereunder, or that any Claim under such matter must be paid or default cured if it is not an executory contract or unexpired lease; or (iii) that an executory contract or unexpired lease exists or is valid.

         Any contract or lease assumed, or assumed and assigned, pursuant to this Plan shall be assumed, or assumed and assigned, as previously amended or otherwise modified by the parties thereto, whether before or after the Petition Date. The Debtor reserves the right to amend the list of contracts and leases to be assumed, or assumed and assigned, through the conclusion of the Confirmation Hearing.

         The Debtor shall file with the Court and serve on parties-in-interest ten (10) Business Days prior to the Confirmation Hearing Schedule V.A.1(i) and
Schedule V.A.1(ii).

         2. CURE PAYMENTS. All Cure Payments shall be paid in full as soon after the Effective Date as practicable or as soon thereafter as they are determined by a Final Order or otherwise satisfied pursuant to an agreement between the Debtor and the non-debtor party. Schedule V.A.1(i) or (ii), as the case may be, to the Plan specifies the Cure Payment, if any, that the Debtor acknowledges must be tendered in order to provide cure and compensation in accordance with
Section 365(b)(1)(A) & (B) of the Bankruptcy Code. In the event that any party to a contract or lease listed on Schedule V.A.1(i) or (ii) contends that the Cure Payment amount is incorrect, such party must file with the Bankruptcy Court and serve upon counsel for the Debtor and the Short Service List a written statement and an accompanying affidavit in support thereof specifying the amounts allegedly owing under Section 365(b)(1)(A) & (B) of the Bankruptcy Code no later than the deadline established by the Bankruptcy Court in its order scheduling the Confirmation Hearing. Failure to timely file and serve such statement shall result in the determination that Reorganized Organogenesis' tender of the Cure Payment, as specified in Schedule V.A.1(i), shall provide cure and compensation for any and all defaults and unpaid obligations under such assumed or assumed and assigned executory contract or unexpired lease, and that no other amounts are owing thereunder as of the Confirmation Date. The Debtor reserves the right to respond to and challenge any objection filed by any party to an executory contract or unexpired lease under this Section and/or to reject any executory contract or unexpired lease or assume or assume and assign such contract or unexpired lease by complying with Section 365(b) of the Bankruptcy Code, if the other party to any executory contract or unexpired lease establishes that the Cure Payment is greater than the amount specified in

Schedule V.A.1(i) or (ii). To the extent the Debtor disagrees with any objection filed by any party to an executory contract or unexpired lease under this paragraph, the Debtor will request that the Bankruptcy Court declare that the Cure Payment is as stated by the Debtor, and any disputes shall be resolved by a Final Order, which Final Order may be entered after the Effective Date.

         3. APPROVAL OF ASSUMPTIONS AND ASSIGNMENTS UNDER THE PLAN. Entry of the Confirmation Order shall constitute approval of the assumptions and assumptions and assignments under the Plan pursuant to Sections 365(a) and 363 of the Bankruptcy Code, effective as of the Effective Date. All Cure Payments that may be required by Section 365(b)(1) of the Bankruptcy Code shall be made on the later of the Effective Date, or as soon thereafter as determined by a Final Order or as otherwise satisfied pursuant to an agreement between the Debtor and the non-debtor party.

         4. ENFORCEMENT OF SECTION 365(b) OF THE CODE. The assumption or assumption and assignment, as applicable, of any executory contract or unexpired lease under the Plan shall be authorized notwithstanding the existence of any cross-default provision or other provision in such contract or lease that conditions or modifies the rights of the Debtor or the obligations of the non-debtor parties based on (i) the insolvency or financial condition of the Debtor or (ii) performance under any other contract or agreement. Any breach, default, or failure to perform under any contract or agreement that is not assumed, or assumed and assigned, by the Debtor shall in no way constitute grounds to terminate the rights of the Debtor, Reorganized Organogenesis, or any of their assignees under any contract or lease that is assumed, or assumed and assigned, under this Plan, or excuse non-performance by the other party to such contract or lease, or otherwise affect, modify, or reduce the rights of the Debtor, Reorganized Organogenesis, or their assignees under such assumed, or assumed and assigned, contract or lease.

         5. CONDITIONAL ASSUMPTION AND ASSIGNMENT. Notwithstanding anything in
Section V.A to the contrary, the Debtor expressly conditions the assumption, or assumption and assignment, of certain leases and contracts specifically identified in Schedules V.A.1(i) and (ii) upon the non-Debtor party's agreement to accept a Cure Payment in the amount specified by the Debtor (regardless whether such Cure Payment amount is less than the amount that the Debtor otherwise would be required to pay in order to comply with Bankruptcy Code
Section 365). In the event that the non-Debtor party fails to object timely to the Debtor's assumption, or assumption and assignment, of the contract or lease on the Debtor's conditional Cure Payment terms, then the contract or lease shall be deemed assumed, or assumed and assigned, on the Effective Date on the Debtor's conditional Cure Payment terms in accordance with Section V.A. If the non-Debtor party timely objects to the Debtor' conditional assumption, or assumption and assignment, and the parties are not able to agree on a Cure Payment, then the contract or lease shall be deemed rejected upon the Confirmation Date in accordance with Section V.C, or, at the Post-Petition Investors' option, the time to assume or reject such contract or lease shall be extended past the Confirmation Date to permit the Bankruptcy Court to determine the Cure Payment.

B.       150 DAN ROAD LEASE

         The Debtor (a) will have entered into a new lease for the Premises on such terms and reasonably acceptable to the Post-Petition Investors or (b) will have obtained an order of the Bankruptcy Court holding that the Lease has not been terminated and permitting it to assume the Lease for the Premises.

C.       REJECTION

         1. REJECTION GENERALLY. Effective upon the Effective Date, the Debtor hereby rejects all executory contracts and unexpired leases that exist between the Debtor and any other entity that have not previously been assumed or rejected, except those (i) assumed pursuant to the Plan or a previously approved motion, (ii) that are the subject of a pending motion filed by the Debtor in the Chapter 11 Case to assume, or assume and assign, such contracts or leases, (iii) that are or have been specifically assumed, or assumed and assigned, by the Debtor with the approval of the Bankruptcy Court by separate proceeding in the Chapter 11 Case, or (iv) with respect to which the Bankruptcy Court has otherwise granted the Debtor additional time to assume or reject such contracts or leases after the Effective Date. The executory contracts and unexpired leases rejected under the Plan shall include, without limitation, those listed in
Schedule V.C to the Plan. Inclusion of a matter in Schedule V.C does not constitute an admission by the Debtor that an executory contract or unexpired lease exists or is valid. To the extent that a matter that provides the Debtor with a property right does not constitute an executory contract or unexpired lease, rejection shall not constitute an abandonment by the Debtor of such property right. As a matter of prudence, Schedule V.C may include contracts and leases that previously have been rejected or cancelled or assigned or that have expired. Entry of the Confirmation Order shall constitute approval of the rejections under the Plan pursuant to Section 365(a) of the Bankruptcy Code.

         2. REJECTION CLAIMS. All Allowed General Unsecured Claims arising from the rejection of executory contracts or unexpired leases, whether under the Plan or by separate proceeding, shall be treated as Claims in Class 1 under the Plan. All Claims arising from the rejection of executory contracts or unexpired leases under the Plan must be filed with the Bankruptcy Court within thirty (30) days after mailing of notice of the entry of the Confirmation Order (the "Rejection Claims Bar Date"). Any such Claims that are not filed within such time will be forever barred from assertion against the Debtor, its estate, Reorganized Organogenesis, and their property, and shall not share in any distributions under this Plan. The Reorganized Debtor shall have sixty (60) days after the Rejection Claims Bar Date or such later date as fixed by the Court to object to any proof of claim filed hereunder.

                          VI. EFFECTIVENESS OF THE PLAN

A.       EFFECTIVE DATE

         The Effective Date shall be the first Business Day upon which all of the conditions specified in Section VI.B of the Plan have been satisfied or waived. Notwithstanding the foregoing and any other provision of this Plan to the contrary, (i) the Reorganized Debtor may, in its discretion, defer the occurrence of the Effective Date no later than August 29, 2003, and (ii) any Cash Payment or other consideration required to be made on the Effective Date shall be made on such date, or on such later date as soon as practicable thereafter that is no more than ten (10) Business Days after the Effective Date.

B.       CONDITIONS PRECEDENT

         The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived:

                    (1) The Funding Obligation shall have been paid and the Debtor shall have sufficient Cash to pay all Allowed Administrative Expense Claims, Allowed Priority Claims and Cure Payments;

                    (2) The Debtor and Novartis shall have entered into the Term Loan;

                    (3) All amounts outstanding or otherwise payable under the DIP Financing Agreement shall have been repaid from the proceeds of the Term Loan;

                    (4) The Plan, the Disclosure Statement and all documents ancillary to the Plan, including, without limitation, the Term Loan documentation, shall be reasonably satisfactory to the Post-Petition Investors;

                    (5) The Confirmation Order, in form and substance reasonably satisfactory to the Post-Petition Investors, shall have been entered on the docket of the Bankruptcy Court in the Chapter 11 Case for at least ten (10) days (as calculated in accordance with Bankruptcy Rule 9006(a));

                    (6) The Confirmation Order shall have been entered and no stay of the Confirmation Order shall be in effect;

                    (7) The Debtor will have entered into a new lease with the landlord of 150 Dan Road, Canton, Massachusetts, on such terms and conditions acceptable to the Post-Petition Investors or will have obtained an order permitting the Debtor to assume the Lease for the Premises;

                    (8) The Confirmation Date shall have occurred on or prior to August 18, 2003 and the Effective Date on or prior to August 29, 2003;

                    (9) The Settlement Agreement shall be in full force and effect;

                    (10) All actions, other documents and agreements necessary to implement the Plan shall have been executed, delivered, and, if necessary, properly recorded, and shall have become effective;

                    (11) All amounts available under the DIP Financing Agreement shall have been drawn by the Debtor;

                    (12) There shall have been no major impairment or
                         destruction or uninsured loss of any material physical asset necessary to the operation of the business as heretofore conducted by the Debtor;

                    (13) The Bankruptcy Court shall have entered an order
                         authorizing the Debtor's assumption of the Material Contracts;

                    (14) There shall have been no revocation of any material
                         licenses or major regulatory approvals necessary for the business of the Debtor; and

                    (15) The Promotion Agreement shall be in full force and
                         effect and there shall have been no material defaults thereunder by the Debtor.

C.       WAIVER OF CONDITIONS

         The Post-Petition Investors, with the consent of the Debtor, may waive, by a writing signed by an authorized representative of the Post-Petition Investors, filed with the Bankruptcy Court, and served on the Short Service List, any of the conditions to effectiveness of this Plan, set forth in Section VI.B, except conditions (1) and (6) above.

D.       NOTICE OF EFFECTIVE DATE

         As soon as practicable after the Effective Date has occurred, Reorganized Organogenesis shall file with the Bankruptcy Court an informational notice specifying the Effective Date, as a matter of record.

                           VII. RELEASE AND DISCHARGE

A.       DISCHARGE

         Except as otherwise expressly provided in Section 1141 of the Bankruptcy Code or the Plan, the distributions made pursuant to and in accordance with the applicable terms and conditions of the Plan are in full and final satisfaction, settlement, release, and discharge as against the Debtor and Reorganized Organogenesis of any debt of the Debtor that arose before the Confirmation Date, any debt of the Debtor of a kind specified in Section 502(g), 502(h), or 502(i) of the Bankruptcy Code, and all Claims against the Debtor of any nature, including, without limitation, any interest accrued thereon from and after the Petition Date, whether or not (i) a proof of Claim based on such debt, obligation, or equity interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (ii) such Claim is an Allowed Claim under Section 502 of the Bankruptcy Code, or (iii) the holder of such Claim has accepted the Plan.

B.       INJUNCTION RELATING TO THE PLAN

         As of the Effective Date, all Persons are hereby permanently enjoined from commencing or continuing, in any manner or in any place, any action or other proceeding, whether directly, indirectly, derivatively, or otherwise against the Debtor or Reorganized Organogenesis, on account of, or respecting any Claims, debts, rights, causes of action, liabilities, or interests discharged pursuant to the Plan, except to the extent expressly permitted under the Plan.

C.       CANCELLATION AND RELEASE OF EXISTING INDEBTEDNESS AND LIENS

         Except as may otherwise be provided in the Plan, on the Effective Date, all credit agreements, promissory notes, mortgages, security agreements, invoices, contracts, agreements, and any other documents or instruments evidencing Claims against the Debtor, together with any and all Liens securing same, shall be cancelled, discharged, and released without further act or action by any Person under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtor thereunder shall be deemed cancelled, discharged, and released. To the extent deemed necessary or advisable by Reorganized Organogenesis, any holder of a Claim shall promptly provide Reorganized Organogenesis with an appropriate instrument of cancellation, discharge, or release, as the case may be, in suitable form for recording wherever necessary to evidence such cancellation, discharge, or release, including the cancellation, discharge, or release of any Lien securing such Claim.

D.       RIGHTS OF RECOUPMENT AND SETOFFS

         Except as otherwise provided in this Plan, nothing contained in this Plan shall constitute a waiver or release by the Debtor of any rights of recoupment and/or setoff the Debtor may have against any Person.

                         VIII. RETENTION OF JURISDICTION

         Following the Confirmation Date, and further following the Effective Date, the Bankruptcy Court shall retain jurisdiction of all matters arising out of, or related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

                    (1) to hear and determine motions, if any, for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases, and for determination of Cure Payments related thereto, that are pending as of the Effective Date, and the allowance, estimation, or disallowance of Claims resulting therefrom;

                    (2) to determine any and all adversary proceedings, applications, motions, and contested matters arising in or related to the Chapter 11 Case, including, but not limited to, Avoidance Power Causes of Action;

                    (3) to ensure that distributions to holders of Allowed Administrative Expense Claims and Allowed Claims are accomplished as provided herein;

                    (4) to hear and determine any objections to Administrative Expense Claims, to proofs of claims, and to proofs of Interests filed both before and after the Confirmation Date, and to allow, estimate, or disallow any Disputed Administrative Expense Claim or Disputed Claim, in whole or in part;

                    (5) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

                    (6) to enforce the Plan and issue orders in aid of execution of the Plan and to issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with this Plan or its execution or implementation by any entity;

                    (7) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in the Plan or any order of the Bankruptcy Court, including, without limitation the Confirmation Order;

                    (8) to hear and determine all applications for compensation and reimbursement of expenses of professionals under Sections 330, 331, and 503(b) of the Bankruptcy Code, and to resolve any disputes regarding payment for professional services incurred after the Effective Date for purposes of implementing the Plan or administering the Chapter 11 Case;

                    (9) to hear and determine any disputes arising in connection with the interpretation, implementation, execution, or enforcement of the Plan, the Confirmation Order, any other order of the Bankruptcy Court, and the Term Loan;

                    (10) to recover all assets of the Debtor and property of the estate, wherever located;

                    (11) to hear and determine any matters concerning state,
                         local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

                    (12) to hear any other matter not inconsistent with the
                         Bankruptcy Code; and

                    (13) to enter a final decree closing the Chapter 11 Case.

                          IX. MISCELLANEOUS PROVISIONS

A.       PAYMENT OF STATUTORY FEES

         All quarterly fees due and payable to the Office of the United States Trustee pursuant to Section 1930(a)(6) of Title 28 of the United States Code shall be paid in full on or before the Effective Date, as required by Section 1129(a)(12) of the Bankruptcy Code. Reorganized Organogenesis shall remain responsible for compliance with applicable reporting requirements of the Office of the United States Trustee and timely payment of quarterly fees due and payable after the Effective Date and until Reorganized Organogenesis' Chapter 11 Case is closed, to the extent required by Section 1930(x)(6) of Title 28 of the United States Code. In connection therewith, following the Confirmation Date, the Reorganized Debtor shall serve on the United States Trustee a monthly financial report for each month (or portion thereof) the Chapter 11 Case remains open, with such report to be served on the last Business Day of the following month. The monthly financial report shall include the following: (1) a statement of all disbursements made during the course of the month, whether or not pursuant to the Plan; (2) a summary, by class, of amounts distributed or property transferred to each recipient under the Plan, and an explanation of any failure to make any distributions or transfers of property under the Plan as and when required; (3) a description of any factors which may materially affect the Debtor's ability to consummate the Plan; and (4) an estimated date when an application for final decree will be filed with the Court (in the case of the final monthly report, the date the decree was filed).

B.       RETIREE BENEFITS

         To the extent required by Section 1129(a)(13) of the Bankruptcy Code, Reorganized Organogenesis shall continue to pay on and after the Effective Date all retiree benefits (within the meaning of Section 1114 of the Bankruptcy
Code), at the level established in accordance with Section 1114 of the Bankruptcy Code, for the duration of the period for which the Debtor has obligated itself to provide such benefits, provided, however, that nothing in this Section IX.B shall relieve any third party of providing retiree benefits to the extent such third party has assumed the obligation of the Debtor to do so.

C.       COMMITTEE AND LIMITED OVERSIGHT COMMITTEE

         1. COMMITTEE. The Committee shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code and shall perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Effective Date. On the Effective Date, the Committee shall be dissolved, and its members shall be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Case and the Plan and its implementation, and the retention or employment of the Committee's attorneys, accountants and other agents shall terminate. Notwithstanding the foregoing, the Committee shall have standing to be heard with respect to the allowance of Administrative Expense Claims requested by professionals and by Committee members to the extent such Administrative Expense Claims relate to such members'service on the Committee.

         2. CREATION OF LIMITED OVERSIGHT COMMITTEE. On the Effective Date, the Limited Oversight Committee shall be formed and constituted. The Limited Oversight Committee shall consist of the each of the members of the Committee other than Kensey Nash Corp. and Deerwood Corporation. The Limited Oversight Committee may continue to employ those attorneys previously retained by the Committee and approved by the Bankruptcy Court. The Reorganized Debtor shall pay the reasonable fees and expenses of any professionals employed by the Limited Oversight Committee and the expenses of its members in an amount not to exceed $50,000 in the aggregate, or such greater amount as the Reorganized Debtor may agree, without application to the Bankruptcy Court, provided, however that the Bankruptcy Court shall retain jurisdiction to resolve any disputes regarding payment of fees and expenses of the Limited Oversight Committee's professionals.

         3. FUNCTION AND DURATION. Until such time as the Reorganized Debtor certifies in writing to counsel to the Limited Oversight Committee that there will be no Extraordinary Adjustment as set forth in Section II.D.2(c) of the Plan (the "Certification"), the Limited Oversight Committee shall have the following rights and responsibilities: to receive copies of and review all requests for payment of Administrative Expense Claims; to be apprised, no later than ten (10) calendar days before the Claims Objection Deadline, by the Reorganized Debtor as to its position regarding which, if any, Administrative Expense Claims constitute Extraordinary Administrative Expense Claims and as to which Administrative Expense Claims it intends to object and the nature of the objection; to receive copies of any objections to Administrative Expense Claims filed by the Reorganized Debtor; in the absence of an objection by the Reorganized Debtor, to file and prosecute its own objections to Administrative Expense Claims; and to oversee and, in the case of a disagreement with the Reorganized Debtor, to challenge any determination by the Reorganized Debtor that an Extraordinary Adjustment is required. Any such challenges shall be heard by the Bankruptcy Court. In addition, all settlements of objections to Administrative Expense Claims shall be subject to approval by the Bankruptcy Court unless reviewed and approved by the Limited Oversight Committee or unless the Certification has been delivered as set forth above. Any Certification shall be irrevocably binding on the Reorganized Debtor. On the date of the Certification, the Limited Oversight Committee shall be dissolved and its members shall be deemed released of all their duties and responsibilities and obligations in connection with the Plan. The members of the Limited Oversight Committee shall serve without compensation for their performance of services as members of the Limited Oversight Committee, except that they shall be entitled to reimbursement of reasonable expenses from the Reorganized Debtor.

D.       DISCHARGE OF EXAMINER

         Effective upon the Confirmation Order, to the extent not previously terminated, the responsibilities of the Examiner shall terminate and the Examiner shall be forever discharged of, and released from, all powers, duties, and responsibilities under the order appointing the Examiner and any subsequent orders or amendments thereto.

E.       NO LIABILITY FOR SOLICITATION OR PARTICIPATION

         As specified in Section 1125(e) of the Bankruptcy Code, entities that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, are not liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan, or the offer, issuance, sale or purchase of securities.

F.       LIMITATION OF LIABILITY

         Neither (a) the Debtor or Reorganized Organogenesis, nor any of their employees, officers, or directors employed as of the Confirmation Date, (b) the Committee or its members, acting solely in such capacity, (c) the Examiner or
(d) the Post-Petition Investors, nor any professional persons employed by any of the foregoing during the pendency of this case, shall have or incur any liability to any person or entity for any act taken or omission made in good faith in connection with, or relating to, the Chapter 11 Case, any possible disposition of the Debtor's assets, or to negotiating, formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract instrument, security, release, or other agreement, instrument, or document created in connection with the foregoing, except for willful misconduct or gross negligence.

G.       RELEASE

         As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action and liabilities in connection with or related to the Debtor, the Chapter 11 Case or the Plan (other than the rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder and to litigate Disputed Claims and Disputed Administrative Expense Claims or prosecute Avoidance Power Causes of Action, including without limitation, to make any claim, or demand or allege and prosecute any cause of action against any holder of a Disputed Claim, whether such claim is an Administrative Expense Claim, a Secured Claim, a Priority Tax Claim, a Priority Claim or an Unsecured Claim), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission or other occurrence taking place on or prior to the Confirmation Date and that may be asserted by or on behalf of the Debtor or its estate against (A) the Debtor's officers and directors employed or serving in such capacity as of the Confirmation Date, (B) the Committee and its members, acting in solely in such capacity, (C) the respective advisors, attorneys, professionals and other representatives of the Debtor, the Committee, the Examiner and the Post-Petition Investors employed as of the Confirmation Date (D) the Post-Petition Investors, and (E) the Examiner, except for willful misconduct or gross negligence.

H.       PRESERVATION OF RIGHTS AND DEFENSES

         Except to the extent such rights, claims, causes of action, defenses, and counterclaims are expressly and specifically released in connection with the Plan or in any settlement agreement approved during the Chapter 11 Case, (i) any and all rights, claims, causes of action, defenses, and counterclaims accruing to the Debtor or its estate (including, without limitation, Avoidance Power Causes Of Action) shall remain assets of and vest in Reorganized Organogenesis, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, causes of action, defenses, and counterclaims have been Scheduled or otherwise listed or referred to in this Plan, the Disclosure Statement, or any other document filed with the Bankruptcy Court, and (ii) neither the Debtor nor Reorganized Organogenesis waives, relinquishes, or abandons (nor shall they be estopped or otherwise precluded from asserting) any right, claim, cause of action, defense, or counterclaim that constitutes property of the Debtor's estate, (a) whether or not such right, claim, cause of action, defense or counterclaim has been listed or referred to in the Schedules, this Plan, the Disclosure Statement, or any other document filed with the Bankruptcy Court, (b) whether or not such right, claim, cause of action, defense, or counterclaim is currently known to the Debtor, and (c) whether or not a defendant in any litigation relating to such right, claim, cause of action, defense, or counterclaim filed a proof of claim in the Chapter 11 Case, filed a notice of appearance or any other pleading or notice in the Chapter 11 Case, voted for or against this Plan, or received or retained any consideration under this Plan. Without in any manner limiting the scope of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim in the Debtor's

Schedules, this Plan, the Disclosure Statement, or any other document filed with the Bankruptcy Court, shall in no manner waive, eliminate, modify, release, or alter Reorganized Organogenesis' right to commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, or counterclaims that any of the Debtor or Reorganized Organogenesis has or may have as of the Confirmation Date. Reorganized Organogenesis may commence, prosecute, defend against, recover on account of, and settle all rights, claims, causes of action, defenses, and counterclaims in its sole discretion in accordance with what is in the best interests, and for the benefit, of Reorganized Organogenesis.

I.       SATURDAY, SUNDAY OR LEGAL HOLIDAY

         If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and shall be deemed to have been completed as of the required date.

J.       HEADINGS

         Headings are used in this Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

K.       BINDING EFFECT

         The Plan shall be binding upon and inure to the benefit of the Debtor, Reorganized Organogenesis, holders of Claims, holders of Interests, and their respective successors, assigns, heirs, and beneficiaries.

L.       REVOCATION OR WITHDRAWAL

         The Debtor, with the prior written consent of the Post-Petition Investors, reserves the right to revoke or withdraw this Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, if confirmation is denied by a Final Order, or if the Effective Date does not occur by the date that is not later than ninety (90) days after the Confirmation Date, then the Plan shall be deemed null and void, unless such deadline is extended by the Bankruptcy Court. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or any other entity or to prejudice in any manner the rights of the Debtor or any entity in any further proceedings involving the Debtor.

M.       NONCONSENSUAL CONFIRMATION

         With respect to any impaired Class of Claims or Interests that fails to accept, or that is deemed not to accept, the Plan in accordance with Section 1129(a)(8) of the Bankruptcy Code, the Debtor (i) requests that the Bankruptcy Court confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code, and (ii) in accordance with Section IX.M below, may modify the Plan in accordance with Section 1127(a) of the Bankruptcy Code.

N.       MODIFICATION OF THE PLAN

         The Debtor or Reorganized Organogenesis, with the consent of the Post-Petition Investors, may alter, amend, or modify the Plan pursuant to
Section 1127 of the Bankruptcy Code. The provisions of this Plan shall not be severable unless such severance is agreed to by the Debtor, with the consent of the Committee and the Post-Petition Investors or by Reorganized Organogenesis, with the consent of the Limited Oversight Committee and the Post-Petition Investors.

O.       AMENDMENT TO SCHEDULES

         Neither the Debtor nor the Reorganized Debtor, without the consent of the Post-Petition Investors and the Committee or the Limited Oversight Committee, as the case may be, shall amend the Schedules in a manner which would increase the amount of Allowed General Unsecured Claims, including without limitation, amending the Schedules to change any Claim originally scheduled by the Debtor as "disputed" to undisputed or as "contingent" to non-contingent or as "unliquidated" to a liquidated amount.

P.       OTHER DOCUMENTS AND ACTIONS

         The Debtor and Reorganized Organogenesis may execute such other documents and take such other actions as may be necessary or appropriate to effectuate the transactions contemplated under this Plan.

Q.       GOVERNING LAW

         Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the Commonwealth of Massachusetts (without reference to its conflict of law rules) shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, unless otherwise specifically provided in such agreements, documents, or instruments.

R.       NOTICES

         Any notice to the Debtor, Reorganized Organogenesis, or the Short Service List required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows (as applicable):

Debtors or Reorganized Organogenesis     Organogenesis Inc.
                                         150 Dan Road
                                         Canton, MA 02021-2816
                                                   and
                                         Foley Hoag LLP
                                         150 Seaport Boulevard
                                         Boston, MA 02210                          Attn:  Andrew Z. Schwarz, Esq.
-----------------------------------------------------------------------------------------------------------------
Committee                                Goulston & Storrs, PC
                                         400 Atlantic Avenue
                                         Boston, MA 02110                          Attn:  James F. Wallack, Esq.
-----------------------------------------------------------------------------------------------------------------
United States Trustee for the            Office of the United States Trustee
Districts of Maine, Massachusetts and    Department of Justice
New Hampshire                            Room 1184
                                         10 Causeway Street
                                         Boston, MA 02222                          Attn: Gary L. Donahue, Esq.
-----------------------------------------------------------------------------------------------------------------
Novartis                                 Dewey Ballantine LLP
                                         1301 Avenue of the Americas
                                         New York, NY 10019                        Attn:  Dianne F. Coffino, Esq.
-----------------------------------------------------------------------------------------------------------------
Chapter 11 Examiner                      Choate Hall & Stewart
                                         Exchange Place
                                         Boston, MA 02109                          Attn:  Charles L. Glerum, Esq.
-----------------------------------------------------------------------------------------------------------------
Post-Petition Investors                  Duane Morris LLP                          Attn:  Paul D. Moore, Esq.
                                         470 Atlantic Avenue, Suite 500
                                         Boston, MA 02210
-----------------------------------------------------------------------------------------------------------------

DATED:  June 26, 2003            ORGANOGENESIS INC.,
                                 a Delaware corporation,

                                 By: /s/ Gary S. Gillheeney
                                     --------------------------------
                                     Gary S. Gillheeney
                                     Vice President, Chief Financial Officer
                                     and Chief Operating Officer